EXHIBIT (99)(a)

NEWS RELEASE
November 20, 2017
Contact:    Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

Phone 828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES CASH DIVIDEND
IN CONJUNCTION WITH 10% STOCK DIVIDEND

Newton, NC - The Board of Directors of Peoples Bancorp of North Carolina, Inc., Newton, NC (Nasdaq: PEBK) declared the Company’s regular cash dividend for the 4th quarter of 2017 in the amount of $0.12 per share. The cash dividend will be paid based on the number of shares held by shareholders on the record date of December 4, 2017.

The Board of Directors also declared a 10% stock dividend to be processed following the payment of the cash dividend. As a result of the stock dividend, each shareholder will receive one new share of stock for every ten shares of stock they hold as of the record date of December 4, 2017. The payable date for the cash dividend and stock dividend is December 15, 2017.

Shareholders are encouraged to enroll in the Company’s Dividend Reinvestment and Stock Purchase Plan. For details, contact Krissy Price at (828) 464-5620 or (800) 948-7195 or you may email any questions to our transfer agent, Broadridge Corporate Issuer Solutions, Inc. at shareholder@broadridge.com.

Peoples Bank, the wholly-owned subsidiary of Peoples Bancorp of North Carolina, Inc. operates 19 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank also operates loan production offices in Lincoln and Durham Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2016, under “General Description of Business” and otherwise in the Company’s reports and filings.

END

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